Exhibit 99.1
Jim Griffith
------------

-- Good morning. The press release announcing fourth-quarter earnings was distributed late yesterday afternoon and we plan to file our 10-K later today.

-- Also, a reconciliation of non-GAAP measures is posted on our website, www.beverlycares.com.

-- I want to remind you that a replay of this call will be available through midnight, Friday, March 12.The access numbers are in the press release.

-- I also want to remind you that the release and this conference call are intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in accordance with regulation FD.


-- The Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 apply to this call. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from forecasts. These and other factors that could affect future results are addressed in materials filed with the SEC.

-- Our CEO, Bill Floyd, will give you his view of the quarter and the year. Jeff Freimark, our Chief Financial Officer, will cover the financial highlights. After that, we will open the call to your questions.

William Floyd
-------------

--   Thanks, Jim, and good morning, everyone. Thanks for joining us.

-- 2003 was a critically important transition year for Beverly Enterprises and we finished it with another strong quarter. We exceeded our EBITDA goal for both the quarter and the full year, and we recorded a positive number on the full-year net income line for the first time since 1997.

-- Our earnings per share from continuing operations total 11 cents. And I should point out that the business base that generated the 11 cents EPS was smaller than the business base that comprised continuing operations for the third quarter. We sold 37 facilities during the fourth quarter. Their result plus gains on the sales were shown as part of discontinued operations for the fourth quarter and the full year. The EPS projected by the street for the fourth quarter averaged 10 cents, and it also was predicated on the larger business base we had in the third quarter.

-- To put a very successful year in a more strategic context, I would like to highlight what I believe to be five overarching accomplishments in 2003.

          --   First, the improved performance of our ongoing Skilled Nursing
               Facilities;
          --   the profitable growth of our service businesses;
          --   the success of our initiatives to strengthen our Nursing Facility portfolio by divesting underperforming assets;
          --   the progress we made in reducing patient care liability cost;
          --   and finally the actions we have taken to strengthen our financial position.

-- I'm going to cover the first three that deal with the strategic strengthening of our operations, and Jeff will discuss our improved liability cost experience and our stronger financial position.

-- Let me begin with our Nursing Facilities business. We achieved a 6.6 percent increase in pretax income and a 4.3 percent increase in revenues from continuing operations compared to the fourth quarter of 2002. The revenue gains reflected an overall increase of 7.1 percent in per diem rates, a shift in patient mix, and continuing increases in occupancy.

-- Occupancy for the fourth quarter averaged 88.4 percent, up 21 basis points from the year-earlier period. And for the full year 2003, occupancy averaged 88.1 percent, up 26 basis points from 2002. For both the quarter and the full year, occupancy levels were the highest in at least five years.

-- We also achieved a significant increase in Medicare patients as a percentage of total patient days during the fourth quarter of 2003. It was up 50 basis points compared with the year-earlier period, and we have now achieved a year-over-year increase in Medicare mix for 16 consecutive quarters.

-- The impact of this mix improvement contributed to an 8.8 percent increase from 2002 fourth quarter in the Medicare per diem rate. Part of this higher rate also reflects the 6.26 percent Medicare funding increase that became effective October 1st of 2003.

-- Fourth quarter per diem rates also increased 2003 over 2002 by 6.7 percent for private pay and 5.3 percent for Medicaid patients. Part of the Medicaid increase is offset by the cost of provider taxes, as we mentioned on our third-quarter call. After netting out these costs, our fourth-quarter Medicaid per diem rose about 3.9 percent in 2003, compared to the prior-year period.

-- I know there have been some concerns recently about funding levels in 2004 at both the federal and state levels. Let me give you our point of view beginning with Medicare.

-- We believe that CMS will implement a market basket inflation adjustment on October 1st of this year of between 2.5 and 3 percent.

-- We do not believe there will be any refinements implemented in the RUGs categories or other significant changes in Medicare funding until, at the earliest, the government's 2006 fiscal year, which begins October 1st of 2005. So we see a period of relative stability ahead for Medicare funding.

-- We also expect relative stability ahead for Medicaid, despite all the debate that is currently going on in Washington about intergovernmental transfers, provider taxes, federal enhanced matching funds and state budget challenges.

-- Overall, we expect our average 2004 Medicaid rate to increase by about 3.5 to 4 percent over 2003 levels, and that's net of the impact of provider taxes.

-- While we are talking about provider taxes, let me address another concern that some of the state plans have not been yet approved by the federal government. CMS has recently reconfirmed that states may use provider taxes to fund their Medicaid programs and clarified its criteria for approving these plans. The states that have provider taxes waiting for CMS approval are now moving quickly to revise their plan amendments so they comply.

-- Five of the states in which we operate have provider tax plans pending approval by CMS, and one of them already has implemented the new tax and related Medicaid rates. The other four plan to implement the provider tax retroactively when they receive notice of CMS approval. Again, despite the current debate, we have no reason to believe the proposed provider tax plans in these states are in any jeopardy.

-- We also believe that federal government concerns over intergovernmental transfer of funds will not significantly impact any of our states. In the states where we benefit from IGT funds, that practice already has been grandfathered by the federal government.

-- In addition to higher per diem rates in 2004, we also expect revenue growth coming from our Alzheimer's care program. At year-end, we had 95 of these units, including five that focused on the advanced stages of the disease. These units continue to drive improved occupancy levels and higher margins at the host facilities.

-- In fact during 2003, occupancy within our mature Alzheimer's units averaged more than 150 basis points higher than the host facilities. Sixty percent of our total Alzheimer's units, even including those still in the fill-up phase, averaged occupancy levels of 90 percent or more.

-- We plan to open 30 more Alzheimer's programs in 2004, including 20 advanced care units. The basic unit requires a capital investment of about $250,000, and the advanced care units represent an incremental investment of another $125,000. The return on these investments has been consistently averaging about 20 percent.

-- The fundamental key to profitable growth in our Skilled Nursing operations has been and always will be our ability to deliver quality care.

-- I am pleased to report that for both the fourth quarter and the full year 2003 we improved our performance on state surveys and exceeded our objectives on each of the five clinical indicators on our internal scorecard, a critical performance measurement that is used at every one of our nursing facilities.

-- Let us now turn to the second major accomplishment I referred to earlier, the profitable growth of our service businesses, primarily AEGIS Therapies and hospice. Their margins are higher than in our Skilled Nursing Facilities business and their CAPEX requirements are lower. These are two key reasons why we are committed to growing these operations.

-- The revenues AEGIS generated by providing rehab therapy services to third-party clients were up 42 percent for the fourth quarter and 46 percent for the full year compared to the same periods in 2002.

-- AEGIS added 55 third-party clients during the fourth quarter, and currently the third-party business base for AEGIS is over 510 clients and the annualized revenue run rate is over $100 million.

-- We anticipate continued internally-generated profitable growth in the double-digit range for AEGIS in 2004, and we will also continue to look for growth opportunities through acquisition.

-- Turning over to our hospice business, we had another very solid quarter and year, with significant gains in revenue, EBITDA and margins.

-- Revenues were up 31 percent for the fourth quarter and 25 percent for the full year compared to year-earlier periods. Our 23 hospice locations averaged nearly 900 patients for the year, up 21 percent from 2002. At year-end 2003, average daily census approached 1000 patients and the hospice run rate was about $45 million annualized.

-- We already have three new hospice locations in startup mode this year and plan to add 8 more by the end of 2004. Each of these new ventures requires a P&L investment of $175,000 to $200,000, but even without this expanded capacity, we anticipate revenue growth from our mature locations of about 25 percent over 2003 levels.

-- In addition to key improvements and profitable growth in our service businesses, we also made significant and measurable progress in fundamentally strengthening our Nursing Facility portfolio.

-- In late 2002, we analyzed our entire portfolio and identified projected patient care liability cost per facilities.

-- We estimated that if we did not take aggressive actions, our projected patient care liability costs would grow to about $100 million in 2003 and $128 million in 2004. These costs included projected claims, insurance premiums, and related expenses.

-- That is why we initiated our divestiture strategy. Our objective was to reduce these total costs over a two-year period by 50 percent. We would accomplish that objective by divesting facilities that accounted for a disproportionately high share of patient care liability costs.

-- During 2003, we divested or closed a total of 88 facilities, 59 of which were facilities challenged by liability cost issues. The balance we disposed of either because they were chronic underperformers, for reasons not related to liability issues, or because they were outside the markets where we had decided to strategically concentrate our Skilled Nursing operations.

-- The 88 facilities collectively accounted for about 20 percent of planned revenues for Skilled Nursing Facilities in 2003. If they had remained in our portfolio for the entire year, they would have contributed more than $13 million in EBITDA.

-- In terms of patient care liability costs, however, these 88 facilities accounted for about $36 million of the $100 million cost we had projected for 2003. Now, these facilities obviously did not all go away on January 1st of 2003. In fact, most of the divestitures occurred in the second half, so the actual reduction in projected costs for 2003 was about $10 million.

-- We will substantially complete our divestiture program this year by eliminating another 40 to 50 Nursing Facilities. Our portfolio at year-end 2004 is expected to contain 325 to 335 Skilled Nursing Facilities and 15 to 20 assisted living centers.

-- The 2004 probable divestitures represent 10 percent of revenues and about $4 million of EBITDA planned for Skilled Nursing Facilities for 2004.

-- If these 40 to 50 facilities had all been divested on January 1st of this year, our projected patient care liability cost for 2004 would total about $60 million. That is less than half of the $128 million cost that had been projected for 2004 when we initially put together our divestiture strategy.

-- Obviously, divestiture of these 40 to 50 facilities will occur in several transactions throughout the year. Furthermore, our accrual levels for 2004 are based on the conservative assumptions that no additional facilities will be divested in 2004. So on an apples-to-apples basis, our accruals for 2004 are expected to be about $78 million compared to the already reduced level of $90 million for 2003.

-- Jeff will cover our insurance costs in more detail, but before we leave the divestiture program, I would also like to mention that the facilities we sold in 2003 generated net proceeds of more than $200 million. We used these funds to reduce on and off-balance sheet debt by more than $133 million and to significantly increase our cash position. There also were gains of about $67 million on these sales, which are reflected in discontinued operations.

-- Before I turn the call over to Jeff, I want to talk about the type of guidance that we can provide on our expected performance in 2004.

-- In late 2002, when we first announced our divestiture strategy, we said it would be a two-year process, and we've made significant progress in 2003. The divestitures I discussed for 2004, the timing of these transactions and the related shift of certain financial results from continuing operations to discontinued operations, these factors all make it very difficult once again to provide meaningful EBITDA or EPS guidance.

-- There is a great example of the difficulty of talking about EBITDA expectations, and it involves our former Hale Nani nursing facility in Hawaii. This is a very successful facility with no significant patient care liability issues, but we sold it because it no longer fit our plans for strategic market concentration, and there will be other facilities in that same situation in 2004.

-- That single facility generated well over $3 million in EBITDA in a typical year. We closed the sale on December 31st, but none of the EBITDA from Hale Nani or from other divested facilities appeared in continuing operations for 2003.

-- Had we kept Hale Nani, our EBITDA for continuing operations would have increased from $147 million to over $150 million just because of one facility.

-- If we were managing this Company for the quarterly results, we may have deferred the Hale Nani transaction to take advantage of the incremental EBITDA it was generating. However, we are managing this Company strategically based on what is in the best interests of our shareholders over the long-term.

-- From a strategic standpoint, that transaction was exactly the right thing to do. It also provided a gain on sale of more than $20 million, and we intend to reinvest the proceeds in higher-margin eldercare businesses that will further enhance shareholder value.

-- I think Hale Nani illustrates the very real problem of trying to discuss EBITDA ranges for 2004. We are certainly projecting a solid increase from the $147 million in EBITDA from continuing operations in 2003, and we expect to see a dramatic increase in the 22 cents earnings per share from continuing operations. Beyond that, we can't be more specific about earnings expectations for 2004.

-- However, we try to provide some clarity about what our Nursing Facility portfolio will look like at the end of this year -- 325 to 335 SNFs and 15 to 20 assisted living centers.

-- I have covered the EBITDA contributions for all the facilities we divested last year -- about $13 million in total -- and the probable ones for 2004, which would total an additional $4 million.

-- I have also covered the reduction in patient care liability costs that we expect to achieve when our divestiture strategy is substantially complete at the end of this year.

-- In terms of revenue growth, you know our expectations for Nursing Facilities per diem and for continued double-digit growth at AEGIS and hospice.

-- Jeff will cover our expectations for some of the major cost categories in 2004.

-- Although I am sure this level of disclosure will not fulfill everyone's wish list, we are trying to be responsive to your needs and we hope we have provided some meaningful ways for you to gauge our continuing progress.

--   With that, I will now turn the call over to Jeff.

Jeff Freimark
-------------

--   Thank you, Bill, and good morning, everyone.

-- The progress that Bill talked about during the fourth quarter and the entire year certainly is reflected in the increasing strength of our financial position.

-- I will cover some balance sheet and cash flow highlights, and then discuss the latest actuarial study and the progress we're making to contain patient care liability costs. I will also discuss our expectations on some major expense categories for fiscal 2004.

-- Let's begin by highlighting some balance sheet items. Proceeds from the divestitures that Bill talked about enabled us to reduce balance sheet debt by $4.3 million during the quarter and total debt, both on and off-balance sheet, by $133 million for the full year.

-- At year-end 2003, total on and off-balance sheet debt was $636.2 million, down 17 percent from $769.6 million at the end of 2002. By the end of 2004, we expect net debt to be below $500 million, and that includes paying off $70 million in medium-term notes related to Beverly Funding Corporation. And to clarify net debt, what I am referring to is total debt less excess cash, which for us is cash above a roughly $80 million threshold.

-- Divestitures also were primarily responsible for the 53 percent increase in our cash position during the quarter to $258.8 million at year-end. That is more than double the year-earlier level.

-- Cash flow from operations was down for the year by $46.8 million. This primarily reflects the impact of the Medicare Cliff funding reduction, which affected us for 12 months of 2003. From a P&L standpoint, that reduction was partially offset by the 6.3 percent increase in Medicare funding that was implemented during the final three months of the year. From a cash standpoint, however, we did not receive those incremental funds until 2004.

-- In 2003, our cash payments for patient care liability claims, insurance premiums and related costs exceeded accruals by $32.7 million and we expect similar experience in 2004. This reflects a deliberate strategy on our part to aggressively reduce our inventory of claims and address them early in the process, when settlements typically can be achieved at more favorable levels.

-- The annual comparison of cash flow from operations is also skewed by the fact that in 2002 we collected a particularly high level of patient receivables related to prior years. In 2003, collections returned to more normalized and appropriate levels.

-- We continue to make progress, however, reducing Nursing Facility patient receivables. We cut that balance by $63 million during 2003 and reduced Days Sales Outstanding to less than 42 days, an improvement of more than six days from year-end 2002. We expect DSOs to drop below 39 this year.

-- Our most recent actuarial study provides clear evidence of the success we are having containing patient care liability costs. These costs continue to increase, to be sure, but we are starting to see that growth curve moderate and stabilize. That is true for overall patient care liability costs, for frequency, and for average cost per claim or severity.

-- I will cover some highlights from that study, which was conducted by Aon Risk Consulting.

-- First, our reserves are adequate. That statement, however, masks a very favorable finding by Aon. The study actually reduced the amount of projected costs for certain prior years by $36 million. That was made possible by our more favorable loss experience, by our more aggressive legal defense strategy, and by our continuing improvement in managing this line item.

-- Most of that $36 million reduction related to years in which our insurance coverage provided aggregate caps on retained losses. As a result, that reduction went through our insurance carriers and we did not benefit from it directly.

-- However, that loss reduction was a clear signal to our carriers that we are doing the right things to contain patient care liability costs, both strategically as well as tactically. And that reduction should help us maintain very favorable coverage levels when our policy program renews in May of 2004.

-- Last year, for example, we were able to keep our self-insured retention, or our deductible, at $2 million per incident. Most others in our industry have SIRs at 5 million or even $10 million per incident. We believe our coverage levels provide significantly more protection for our balance sheet and income statement, and the premium cost differential is relatively reasonable, reflecting our increasingly positive loss experience.

-- Our divestitures are clearly having an impact on projected claim expenses. Compare the facilities divested during 2003 with our ongoing portfolio at the end of that year.

     -- First, in terms of severity, or the average projected cost per incident, the divested facilities are 75 percent higher than continuing operations.

     -- Second, in terms of frequency, the rate for divested facilities is 22 percent higher.

     -- Third, in terms of projected cost per bed, the cost in divested facilities is more than double the level in our current portfolio.

-- While we are talking about average projected cost per bed, some of you may have seen the latest study Aon did for the American Health Care Association. It was made available a couple of weeks ago.

-- That study cited an average cost in 2003 for our industry of just under $2300 per bed. Beverly's comparable costs for continuing operations last year was 20 to 25 percent below that level.

-- Before we leave the subject of patient care liability costs, I want to highlight the provision for insurance and related items line in the P&L we released yesterday afternoon. You will see more information related to this expense category in the 10-K, which we will release later today.

-- The provision for insurance line shows an increase from $94.3 million in 2002 to $126.7 million in 2003. Roughly $68.5 million in 2003 and $69.3 million in 2002 are related to patient care liability costs. Included in the 2002 amount is an allocation to certain of our Florida properties which had previously been sold.

-- The Form 10-K breaks down the provision for our insurance into professional liability; workers' comp and other, which primarily is directors' and officers' insurance, as well as property insurance; and it also shows the amounts for continuing operations and discontinued operations.

-- Total insurance claims and costs for all programs were $172.9 million in 2003 and $149.2 million in 2002. Patient care liability costs were $93 million in 2002 and $107 million in 2003, including both continuing and discontinued operations.

-- A part of the general and professional liability increase from 2002 to 2003, approximately $8.4 million, is for higher premium costs and part is related to the excess liability policy purchased for our divested facilities. In addition, keep in mind that in 2002, we had aggregate limit insurance policies in place for a portion of that year.

-- When you net out all these factors, you end up with the $10 million reduction in projected 2003 costs to $90 million that Bill talked about.

-- The difference between the $107 million in the 10-K for total patient care liability costs for both continuing and discontinued operations and the $90 million that Bill mentioned is primarily the cost of the tail insurance that we purchased in mid-2003.

-- This admittedly is a complicated area, and actuarial studies, projected claim costs and insurance coverages are somewhat arcane subjects. Nevertheless we are trying to be complete and transparent in all of our disclosures, and we will be happy to address any areas that need further clarification during the Q&A or individually.

-- Before discussing the trends in our major expense categories for 2004, I want to clarify a point related to the convertible notes we issued in October.

-- There is a contingent convertible provision that only allows holders to convert these notes into Beverly stock under certain specified conditions before the first call period. For example, if our stock price exceeds $8.94 a share for a specified period, then holders are eligible to convert during the following quarter.

-- We include in our financials a disclosure that shows the impact on diluted earnings per share if the entire offering were converted, which would add approximately 15 million shares to our total outstanding.

-- From a practical standpoint, however, we expect little if any conversion activity as our stock price climbs through that $8.94 level. Experience shows that even when a convertible price has been exceeded for an extended period of time, the holders of these notes simply trade them on the public market and the price of the notes simply reflects the underlying value of the shares. So for us, the expectation is that the converts will end up being seven-year money, even though they may impact our diluted earnings per share.

-- Bill provided some key performance expectations for 2004 from an operations standpoint. Let me supplement those with some expectations in the financial arena.

-- On CAPEX, we expect to invest about $80 million in our businesses in 2004, compared to $44 million in 2003. About $25 million will go for facility maintenance in our Skilled Nursing operations; $15 million for upgrading our IT and infrastructure capabilities; and the balance for upgrading our Nursing Facilities and growing our service businesses.

-- We also have the liquidity and flexibility under our current banking agreements for acquisitions. Our agreements provide for a separate basket of funds for acquisitions up to $40 million a year.

-- We expect interest expense for 2004 to be about $47 million, down from $63.9 million in 2003. This reduction is due to our lower debt balance and to the lower interest rates we achieved through the October refinancing. We have successfully addressed much of our capital structure already, and we will continue to evaluate other ways to further improve it.

-- We expect depreciation and amortization expense should be about $67 million in '04, compared to $59.9 million in 2003. This reflects the higher level of CAPEX we expect in 2004, as well as facilities we purchased in 2003 that had been previously covered by synthetic leases.

-- We expect labor costs should increase at a fairly moderate level, about 4 to 5 percent over 2003 levels. Benefit cost increases, however, are expected to be in the 15 to 18 percent range.

-- In the area of workers' comp, we have taken actions to significantly improve our performance, and the number of lost-time claims in 2003 was down 16 percent from the prior year. Nevertheless, with escalating medical costs, our workers' comp expenses still are projected to increase about 8 percent, or more than $4 million in 2004.

-- On the tax front, we expect our expenses in 2004 to be roughly equal to 2003 levels. We have significant federal net operating loss carryforwards of $93.2 million that expire in years 2018 through 2023. In addition, there are general tax credit carryforwards of $37.7 million that expire in 2006 through 2023, and alternative minimum tax credit carryforwards of $21.3 million that do not expire. Thus, we probably will not pay any federal taxes this year or in 2005. Although the state taxes we anticipate paying in 2004 may roughly equal what we paid in total for 2003, it would be a mistake to assume that our earnings base will be similar. Our state tax expense projections for 2004 is based on expected income by individual states, and reflects any tax credits or other items we may have in a particular state. It also assumes the current facilities. If and when we sell facilities, which could represent $4 million of EBITDA, depending on the state and any tax gains and/or losses, the number -- the tax expense number itself may change. That is exactly what happened in 2003. State tax expenses were somewhat lower in the fourth quarter compared to the third quarter, largely due to divestitures in the fourth quarter, which moved to discontinued operations.

-- We expect our free cash flow, cash from operations less CAPEX, for 2004 to be slightly positive.

--   And with that, operator, we will open the call to questions.